Exhibit 99.1

August 4, 2020

Prudential Financial, Inc. Announces
Second Quarter 2020 Results

•
Net loss attributable to Prudential Financial, Inc. of $2.409 billion or $6.12 per Common share versus net income of $708 million or $1.71 per share for the year-ago quarter. The current quarter included a net after-tax charge from our annual reviews and update of assumptions and other refinements of $84 million or $0.21 per Common share versus $32 million or $0.08 per share in the year-ago quarter.

•
After-tax adjusted operating income of $742 million or $1.85 per Common share versus $1.262 billion or $3.03 per share for the year-ago quarter(1). The current quarter included a net after-tax charge from our annual reviews and update of assumptions and other refinements of $266 million or $0.66 per Common share versus $36 million or $0.09 per share in the year-ago quarter.

•
The current quarter charge from our annual reviews and update of assumptions and other refinements was primarily driven by the reduction in our long-term expectation of the 10-year U.S. Treasury rate by 50 basis points to 3.25%, and the reduction in the expected 10-year Japanese Government Bond yield by 30 basis points to 1.00%.

•	Book value per Common share of $165.53 versus $150.04 per share for the year-ago; adjusted book value per Common share of $92.07 versus $97.15 per share for the year-ago.

•	Parent company highly liquid assets of $4.5 billion versus $4.9 billion for the year-ago.

•	Assets under management amounted to $1.605 trillion versus $1.497 trillion for the year-ago.

Charles Lowrey, Chairman and CEO, commented on results:

“During the second quarter, we displayed resiliency amidst the effects of the pandemic and economic and market shocks while continuing to execute against our 2020 priorities with urgency, benefiting from our complementary business mix, our rock-solid balance sheet, and our carefully constructed risk profile. We remain on track to achieve our targeted $140 million of cost savings for the year and are making progress in transitioning our international earnings base to higher-growth markets.

We also continue to address the impact of the low interest rate environment through aggressive repricing and by pivoting to less rate-sensitive products. We are examining ways to further reduce the sensitivity to interest rates and exploring the potential to generate cost savings on top of our existing 2022 target of $500 million.

Our hearts go out to all of those directly impacted by the COVID-19 pandemic and by the deeply troubling recent incidents of racial injustice and inequality. Guided by our purpose, we remain committed to addressing these challenges on behalf of our employees, customers and communities with compassion and accountability towards achieving meaningful outcomes.”

NEWARK, N.J. - Prudential Financial, Inc. (NYSE: PRU) today reported second quarter results. Net loss attributable to Prudential Financial, Inc. was $2.409 billion ($6.12 per Common share) for the second quarter of 2020, compared to net income of $708 million ($1.71 per Common share) for the second quarter of 2019. After-tax adjusted operating income was $742 million ($1.85 per Common share) for the second quarter of 2020, compared to $1.262 billion ($3.03 per Common share) for the second quarter of 2019.

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Prudential Financial, Inc. Second Quarter 2020 Earnings Release	Page 2

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses (consisting of U.S. Workplace Solutions, U.S. Individual Solutions, and Assurance IQ), International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported record high adjusted operating income of $324 million in the second quarter of 2020, compared to $264 million in the year-ago quarter. The increase reflects higher Other Related Revenue, driven by an increase in strategic investment earnings, lower expenses, and higher asset management fees, driven by an increase in average account values.
PGIM assets under management of $1.394 trillion, a record high, were up 9% from the year-ago quarter, reflecting market appreciation and public fixed income inflows, partially offset by public equity outflows. Third-party net inflows of $3.7 billion in the current quarter reflect record retail flows of $9.4 billion, partially offset by $5.7 billion of institutional outflows, driven by a single client withdrawal.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $455 million for the second quarter of 2020, compared to $875 million in the year-ago quarter. This decrease includes a net unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $182 million. Excluding this item, current quarter results primarily reflect lower net investment spread results and lower net fee income, partially offset by more favorable underwriting results.
U.S. Workplace Solutions, consisting of Retirement and Group Insurance, reported adjusted operating income of $286 million for the second quarter of 2020, compared to $548 million in the year-ago quarter.
Retirement:

•
Reported adjusted operating income of $281 million in the current quarter, compared to $467 million in the year-ago quarter. This decrease includes an unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $176 million. Excluding this item, current quarter results primarily reflect lower net investment spread results, mostly offset by higher reserve gains due to COVID-19.

•
Account values of $498 billion were up 4% from the year-ago quarter, primarily driven by market appreciation and pension risk transfer transactions. Net outflows in the current quarter totaled $600 million with $1.6 billion from Full Service, primarily driven by elevated participant withdrawals due to COVID-19, partially offset by $1.0 billion of net inflows from Institutional Investment Products.

Group Insurance:

•
Reported adjusted operating income of $5 million in the current quarter, compared to $81 million in the year-ago quarter. This decrease includes a net favorable comparative impact from our annual reviews and update of assumptions and other refinements of $2 million. Excluding this item, current quarter results primarily reflect less favorable underwriting results due to COVID-19 and lower net investment spread results.

•	Reported earned premiums, policy charges, and fees of $1.3 billion in the current quarter were consistent with the year-ago quarter.
U.S. Individual Solutions, consisting of Individual Annuities and Individual Life, reported adjusted operating income of $185 million for the second quarter of 2020, compared to $327 million in the year-ago quarter.
Individual Annuities:

•
Reported adjusted operating income of $249 million in the current quarter, compared to $462 million in the year-ago quarter. This decrease includes an unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $124 million. Excluding this item, current

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Prudential Financial, Inc. Second Quarter 2020 Earnings Release	Page 3

quarter results primarily reflect lower fee income, net of distribution expenses and other associated costs, partially offset by higher net investment spread results.

•
Account values of $159 billion were down 4% from the year-ago quarter, reflecting net outflows, partially offset by equity market appreciation. Gross sales of $1.3 billion in the current quarter reflect our continued product repricing and pivot strategy.

Individual Life:

•
Reported a loss on an adjusted operating income basis of $64 million in the current quarter, compared to a loss on an adjusted operating income basis of $135 million in the year-ago quarter. This lower loss includes a favorable comparative impact from our annual reviews and update of assumptions and other refinements of $116 million. Excluding this item, current quarter results primarily reflect lower net investment spread results and less favorable underwriting results due to COVID-19, partially offset by lower expenses.

•	Sales of $184 million in the current quarter were up 2% from the year-ago quarter, primarily reflecting higher variable life sales.

Assurance IQ reported a loss, on an adjusted operating income basis, of $16 million in the current quarter.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $693 million for the second quarter of 2020, compared to $790 million in the year-ago quarter. This decrease includes a net unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $106 million. Excluding this item, current quarter results primarily reflect business growth, higher earnings from joint venture investments due to market performance, and more favorable underwriting results, partially offset by lower net investment spread results and higher expenses.
Life Planner:

•
Reported adjusted operating income of $304 million in the current quarter, compared to $379 million in the year-ago quarter. This decrease includes a net unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $47 million. Excluding this item, current quarter results primarily reflect lower net investment spread results and higher expenses, partially offset by business growth.

•
Constant dollar basis sales of $178 million in the current quarter decreased 30% from the year-ago quarter, primarily reflecting lower sales in Japan driven by restrictions in sales activities due to COVID-19.

Gibraltar Life & Other:

•
Reported adjusted operating income of $389 million in the current quarter, compared to $411 million in the year-ago quarter. This decrease includes a net unfavorable comparative impact from our annual reviews and update of assumptions and other refinements of $59 million. Excluding this item, current quarter results primarily reflect higher earnings from joint venture investments due to market performance, higher net investment spread results, and more favorable underwriting results.

•
Constant dollar basis sales of $198 million in the current quarter decreased 34% from the year-ago quarter, reflecting lower sales in both the Life Consultant and Bank channels driven by restrictions in sales activities due to COVID-19.

Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $541 million in the second quarter of 2020, compared to a loss of $335 million in the year-ago quarter. The higher loss from the year-ago quarter reflects higher expenses, driven by increases to legal reserves, and lower net investment income, partially offset by higher income from pension and other employee benefit plans.

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Prudential Financial, Inc. Second Quarter 2020 Earnings Release	Page 4

NET INCOME
Net loss in the current quarter included $2.7 billion of pre-tax net realized investment losses and related charges and adjustments, largely driven by the non-cash effect of non-performance risk related to products that contain embedded derivatives, due to tightening credit spreads, and includes $139 million from impairment related losses.
Net income for the year-ago quarter included $654 million of pre-tax net realized investment losses and related charges and adjustments, primarily driven by products that contain embedded derivatives and the associated hedging activities, including $14 million from impairment related losses.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(2)
Certain of the statements included in this release, including those regarding our key initiatives constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our priorities, cost savings goals and other business strategies are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential's senior management will host a conference call on Wednesday, August 5, 2020, at 11:00 a.m. ET, to discuss with the investment community the Company's second quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 336-4437 (domestic) or (234) 720-6985 (international) and using access code 2805600. All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through August 19. To access a replay via phone starting at 4:00 p.m. ET on August 5 through August 12, dial (866) 207-1041 (domestic) or (402) 970-0847 (international) and use replay code 6663193.

(1)	Reclassification of results of The Prudential Life Insurance Company of Korea, Ltd. ("POK"):

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Prudential Financial, Inc. Second Quarter 2020 Earnings Release	Page 5

Adjusted operating income reflects the reclassification of results of POK from International Businesses to Divested and Run-off Businesses in Corporate and Other. POK's results are excluded from adjusted operating income as a result of the business being held for sale.

(2)	Description of Non-GAAP Measures:
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the understanding of underlying performance trends.
Adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. Adjusted operating income also excludes other items, such as certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1.5 trillion in assets under management as of June 30, 2020, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential's iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Adjusted operating income (loss) before income taxes (1):
PGIM	$324	$264	$488	$478
U.S. Businesses:
U.S. Workplace Solutions division	286	548	575	852
U.S. Individual Solutions division	185	327	538	904
Assurance IQ division	(16)	—	(39)	—
Total U.S. Businesses	455	875	1,074	1,756
International Businesses	693	790	1,391	1,649
Corporate and Other	(541)	(335)	(883)	(747)
Total adjusted operating income before income taxes	$931	$1,594	$2,070	$3,136
Reconciling Items:
Realized investment losses, net, and related charges and adjustments (2)	$(2,672)	$(654)	$(3,265)	$(1,251)
Market experience updates	55	(207)	(886)	(207)
Divested and Run-off Businesses:
Closed Block division	(22)	(21)	(23)	(40)
Other Divested and Run-off Businesses	(602)	168	(580)	415
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(54)	(4)	(63)	(37)
Other adjustments (3)	32	—	77	—
Total reconciling items, before income taxes	(3,263)	(718)	(4,740)	(1,120)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$(2,332)	$876	$(2,670)	$2,016
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$(2,409)	$708	$(2,680)	$1,640
Income attributable to noncontrolling interests	4	30	5	35
Net income (loss)	(2,405)	738	(2,675)	1,675
Less: Earnings attributable to noncontrolling interests	4	30	5	35
Income (loss) attributable to Prudential Financial, Inc.	(2,409)	708	(2,680)	1,640
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	38	(6)	47	18
Income (loss) (after-tax) before equity in earnings of operating joint ventures	(2,447)	714	(2,727)	1,622
Less: Total reconciling items, before income taxes	(3,263)	(718)	(4,740)	(1,120)
Less: Income taxes, not applicable to adjusted operating income	(74)	(170)	(372)	(269)
Total reconciling items, after income taxes	(3,189)	(548)	(4,368)	(851)
After-tax adjusted operating income (1)	742	1,262	1,641	2,473
Income taxes, applicable to adjusted operating income	189	332	429	663
Adjusted operating income before income taxes (1)	$931	$1,594	$2,070	$3,136

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$(6.12)	$1.71	$(6.80)	$3.93
Less: Reconciling Items:
Realized investment losses, net, and related charges and adjustments (2)	(6.75)	(1.58)	(8.21)	(3.01)
Market experience updates	0.14	(0.50)	(2.23)	(0.50)
Divested and Run-off Businesses:
Closed Block division	(0.06)	(0.05)	(0.06)	(0.10)
Other Divested and Run-off Businesses	(1.52)	0.41	(1.46)	1.00
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.01	0.02	0.02
Other adjustments (3)	0.08	—	0.19	—
Total reconciling items, before income taxes	(8.10)	(1.71)	(11.75)	(2.59)
Less: Income taxes, not applicable to adjusted operating income	(0.13)	(0.39)	(0.88)	(0.61)
Total reconciling items, after income taxes	(7.97)	(1.32)	(10.87)	(1.98)
After-tax adjusted operating income	$1.85	$3.03	$4.07	$5.91
Weighted average number of outstanding common shares (basic)	394.6	405.3	395.8	407.3
Weighted average number of outstanding common shares (diluted)	396.1	413.9	397.8	415.8
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$(2,409)	$708	$(2,680)	$1,640
Earnings related to interest, net of tax, on exchangeable surplus notes	—	6	—	11
Less: Earnings allocated to participating unvested share-based payment awards	6	8	11	18
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$(2,415)	$706	$(2,691)	$1,633
After-tax adjusted operating income (1)	$742	$1,262	$1,641	$2,473
Earnings related to interest, net of tax, on exchangeable surplus notes	—	6	—	11
Less: Earnings allocated to participating unvested share-based payment awards	9	15	20	28
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$733	$1,253	$1,621	$2,456
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$65,897	$61,660
Less: Accumulated other comprehensive income (AOCI)	30,837	23,982
GAAP book value excluding AOCI	35,060	37,678
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,593)	(2,070)
Adjusted book value	36,653	39,748
End of period number of common shares (diluted) (4)	398.1	414.3
GAAP book value per common share - diluted (5)	165.53	150.04
GAAP book value excluding AOCI per share - diluted (5)	88.07	92.15
Adjusted book value per common share - diluted (5)	92.07	97.15

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$571.2	$534.9
Retail customers (6)	320.2	287.9
General account	503.1	459.8
Total PGIM	$1,394.5	$1,282.6
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$15.0	$14.5	$35.6	$29.6
Net withdrawals, other than money market	$(5.7)	$(6.0)	$(1.5)	$(5.0)
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$24.6	$13.0	$48.2	$27.1
Net additions, other than money market	$9.4	$1.1	$8.1	$1.5
U.S. Workplace Solutions Division:
Retirement:
Full Service:
Deposits and sales	$5,455	$11,047	$14,407	$20,614
Net additions (withdrawals)	$(1,585)	$3,788	$(1,301)	$4,250
Total account value at end of period	$266,433	$262,133
Institutional Investment Products:
Gross additions	$4,545	$15,044	$11,438	$17,291
Net additions	$1,018	$10,883	$2,401	$9,481
Total account value at end of period	$231,142	$215,978
Group Insurance:
Group Insurance Annualized New Business Premiums (7):
Group life	$8	$17	$181	$191
Group disability	18	16	126	135
Total	$26	$33	$307	$326
U.S. Individual Solutions Division:
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,346	$2,675	$3,273	$4,982
Sales, net of full surrenders and death benefits	$(64)	$278	$(656)	$645
Total account value at end of period	$159,276	$165,313
Individual Life:
Individual Life Insurance Annualized New Business Premiums (7):
Term life	$40	$53	$80	$104
Guaranteed universal life	34	24	63	45
Other universal life	23	48	53	78
Variable life	87	56	175	117
Total	$184	$181	$371	$344
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (7)(8):
Actual exchange rate basis	$363	$549	$991	$1,227
Constant exchange rate basis	$376	$553	$1,012	$1,236

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	Three Months Ended
	June 30
	2020	2019
Assets and Assets Under Management Information:
Total assets	$915.4	$873.8
Assets under management (at fair market value):
PGIM (6)	1,394.5	1,282.6
U.S. Businesses:
U.S. Workplace Solutions division	93.0	90.9
U.S. Individual Solutions division (6)	104.0	110.3
Total U.S. Businesses	197.0	201.2
International Businesses	13.8	13.6
Total assets under management	1,605.3	1,497.4
Client assets under administration	285.8	273.0
Total assets under management and administration	$1,891.1	$1,770.4

See footnotes on last page.

(1)
Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)
Effective fourth quarter of 2019, realized investment gains (losses), net, and related charges and adjustments now includes results previously disclosed as investment gains (losses) on assets supporting experience rated contractholder liabilities, net and change in experience rated contractholder liabilities due to asset value changes. Prior period amounts have been reclassified to conform to current period presentation.

(3)
Represents adjustments not included in the above reconciling items. “Other adjustments” include certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration.

(4)
Diluted shares as of June 30, 2019 include 6.2 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per common share, and adjusted book value per common share) is greater than $80.73. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(5)
The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued. In order to calculate book value per common share as of June 30, 2019, equity is increased by $500 million and diluted shares include 6.2 million shares reflecting the dilutive impact of ESNs when book value per common share is greater than $80.73. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(6)
Effective first quarter of 2020, certain assets have been reclassified from U.S. Individual Solutions division to PGIM. Prior period amounts have been reclassified to conform to current period presentation.

(7)
Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(8)
Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 104 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.